PRICING SUPPLEMENT NO. 1
(TO PROSPECTUS SUPPLEMENT DATED                                   RULE 424(b)(3)
NOVEMBER 9, 1995, AND PROSPECTUS
DATED APRIL 20, 1995)                                        [RYDER SYSTEM LOGO]

                                 $150,000,000
                              RYDER SYSTEM, INC.
                          6.95% DEBENTURES DUE 2025
                               ---------------
                    INTEREST PAYABLE JUNE 1 AND DECEMBER 1
                               ---------------
RYDER SYSTEM, INC. (THE "COMPANY") IS OFFERING $150,000,000 AGGREGATE PRINCIPAL AMOUNT OF ITS 6.95% DEBENTURES DUE DECEMBER 1, 2025 AS A PART OF ITS MEDIUM-TERM NOTES, SERIES 13 DESCRIBED IN THE COMPANY'S PROSPECTUS DATED APRIL 20, 1995, AND ITS PROSPECTUS SUPPLEMENT DATED NOVEMBER 9, 1995 (THE "DEBENTURES"). INTEREST ON THE DEBENTURES WILL BE PAYABLE JUNE 1 AND DECEMBER 1 OF EACH YEAR, COMMENCING JUNE 1, 1996. THE DEBENTURES WILL BE REDEEMABLE IN WHOLE OR IN PART, AT THE OPTION OF THE COMPANY AT ANY TIME, AT A REDEMPTION PRICE EQUAL TO THE GREATER OF (I) 100% OF THEIR PRINCIPAL AMOUNT AND (II) THE SUM OF THE PRESENT VALUES OF THE REMAINING SCHEDULED PAYMENTS OF PRINCIPAL AND INTEREST THEREON DISCOUNTED TO THE DATE OF REDEMPTION ON A SEMIANNUAL BASIS (ASSUMING A 360-DAY YEAR CONSISTING OF TWELVE 30-DAY MONTHS) AT THE TREASURY YIELD (AS DEFINED HEREIN) PLUS 15 BASIS POINTS, PLUS IN EACH CASE ACCRUED INTEREST TO THE DATE OF REDEMPTION. THE DEBENTURES WILL MATURE ON DECEMBER 1, 2025. SEE "TERMS OF THE NOTES" IN THE PROSPECTUS SUPPLEMENT AND
             "DESCRIPTION OF DEBT SECURITIES" IN THE PROSPECTUS.
                               ---------------
THE DEBENTURES WILL BE REPRESENTED BY A GLOBAL SECURITY (THE "GLOBAL SECURITY") REGISTERED IN THE NAME OF A NOMINEE OF THE DEPOSITORY TRUST COMPANY, AS DEPOSITARY. BENEFICIAL INTERESTS IN THE DEBENTURES WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED ONLY THROUGH, RECORDS MAINTAINED BY THE DEPOSITARY OR ITS PARTICIPANTS. EXCEPT AS DESCRIBED UNDER "TERMS OF THE NOTES" IN THE PROSPECTUS SUPPLEMENT, OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL SECURITY WILL NOT BE ENTITLED TO RECEIVE PHYSICAL DELIVERY OF THE DEBENTURES IN DEFINITIVE FORM. SEE "TERMS OF THE NOTES" IN THE PROSPECTUS
                                 SUPPLEMENT.
                               ---------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT OR THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS
                             A CRIMINAL OFFENSE.
                               ---------------
                  PRICE 99.299% AND ACCRUED INTEREST, IF ANY
                               ---------------

                                                UNDERWRITING        PROCEEDS TO
                               PRICE TO        DISCOUNTS AND       RYDER SYSTEM,
                              PUBLIC(1)        COMMISSIONS(2)        INC.(1)(3)
                            ------------       --------------      -------------
PER DEBENTURE............      99.299%              .875%              98.424%
TOTAL ...................   $148,948,500         $1,312,500         $147,636,000

-------
    (1) PLUS ACCRUED INTEREST, IF ANY, FROM DECEMBER 11, 1995.

    (2) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITERS."

    (3) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY.

                               ---------------
   THE DEBENTURES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF
ACCEPTED BY THE UNDERWRITERS AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS
BY COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT DELIVERY OF THE
DEBENTURES WILL BE MADE ON OR ABOUT DECEMBER 11, 1995, THROUGH THE BOOK-ENTRY FACILITIES OF THE DEPOSITORY TRUST COMPANY, AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                               ---------------
MORGAN STANLEY & CO.
       INCORPORATED
                 MERRILL LYNCH & CO.
                                  J. P. MORGAN SECURITIES INC.
                                                            SALOMON BROTHERS INC
DECEMBER 6, 1995

                             OPTIONAL REDEMPTION

   The Debentures will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 15 basis points, plus in each case accrued interest to the date of redemption.

   "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

   "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Debentures that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Debentures. "Independent Investment Banker" means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

   "Comparable Treasury Price" means, with respect to any redemption date,
(i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

   "Reference Treasury Dealer" means each of Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Salomon Brothers Inc and their respective successors; PROVIDED, HOWEVER, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

   Holders of Debentures to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

                                 UNDERWRITERS

   Subject to the terms and conditions set forth in a terms agreement, dated December 6, 1995 (including the Selling Agency Agreement incorporated therein by reference, the "Terms Agreement"), among the Company, Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Salomon Brothers Inc (the "Underwriters"), the Company has agreed to sell to the Underwriters, and the Underwriters have severally agreed to purchase, the Debentures in the respective principal amounts set forth after their names below.

NAME                                                            PRINCIPAL AMOUNT
----                                                            ----------------
Morgan Stanley & Co. Incorporated ...........................     $ 37,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated...........       37,500,000
J.P. Morgan Securities Inc. .................................       37,500,000
Salomon Brothers Inc ........................................       37,500,000
                                                                  ------------
                                                                  $150,000,000
                                                                  ============

    The Terms Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Debentures are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the Debentures if any are taken.

   The Underwriters have advised the Company that they propose initially to offer part of the Debentures directly to the public at the public offering price set forth on the cover page of this Pricing Supplement, and part to certain dealers at a price which represents a concession not in excess of
 .500% of the principal amount of the Debentures. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .250% of the principal amount of the Debentures to certain other dealers. After the initial offering of the Debentures, the offering price and other selling terms may from time to time be varied by the Underwriters.

   The Company has agreed to indemnify the Underwriters against certain civil liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the Underwriters may be required to make in respect thereof.

   The Company does not intend to apply for listing of the Debentures on a national securities exchange, but the Company has been advised by the Underwriters that they currently intend to make a market in the Debentures, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Debentures and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Debentures.

                                       P-3